UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  June 5, 2009

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PARLUX FRAGRANCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

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DELAWARE

(State or Other Jurisdiction of Incorporation)

0-15491	22-2562955
(Commission File Number)	(IRS Employer Identification No.)

5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

954-316-9008

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.

Termination of a Material Definitive Agreement.

On June 5, 2009, the employment agreement dated as of June 1, 2005 between Parlux Fragrances, Inc. (the “Company”) and Frank A. Buttacavoli, the Executive Vice President and Chief Operating Officer of the Company, which was scheduled to expire under its terms on March 31, 2012, was replaced and superseded by a new employment agreement (in effect, terminating the prior agreement early without penalty or cost to either party).  The prior employment agreement dated as of June 1, 2005 was filed as Exhibit 10.76 to the Company’s Form 10-K filed on July 8, 2005.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2009, the Company entered into a new employment agreement with Mr. Buttacavoli. The new employment agreement replaces the agreement dated June 1, 2005 under which Mr. Buttacavoli has been serving and which would have expired under its terms on March 31, 2012. The new employment agreement provides for an initial term of three years ending on March 31, 2012 and may be extended for two consecutive one year periods. Pursuant to the employment agreement, Mr. Buttacavoli will continue to receive his current annual base salary of $400,000. Mr. Buttacavoli will be eligible to receive an annual bonus of up to 50% of his annual base salary based on the Company's achievement of certain financial measures and management objectives as determined by the Company's Compensation Committee. Also, Mr. Buttacavoli will be eligible for and may participate in any benefits and perquisites available to other executive officers, including any group health, dental, disability, or other form of executive benefit plan or program of the Company existing from time to time. Mr. Buttacavoli was granted an option to purchase 100,000 shares of common stock of the Company at an exercise price of $1.84 (the closing price on the date the new agreement was entered into), pursuant to the Parlux Fragrances, Inc. 2007 Stock Incentive Plan. The option will vest with respect to 33,333 shares on March 31, 2010, 33,333 shares on March 31, 2011 and 33,334 shares on March 31, 2012.

Upon termination of Mr. Buttacavoli’s employment for any reason other than resignation of Mr. Buttacavoli without “Good Reason,” as defined in the employment agreement, or termination by the Company for “Cause,” as defined in the employment agreement, the following will apply, with certain exceptions:

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Termination Payment. Mr. Buttacavoli, or his estate and heirs following his death, shall be entitled (A) to continue to receive his annual base salary in effect at the time of such termination for a period of 12 months following the date of such termination, (B) to have any unvested portion of his option fully vest as of the date of such termination, and (C) to be paid, when otherwise payable as if employment was not terminated, any bonus that would have been earned by Mr. Buttacavoli through the date of his termination.

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Termination Benefits. The Company shall continue to provide Mr. Buttacavoli with the executive benefits and perquisites available to executive officers of the Company, including any group health, dental, disability, or other form of executive benefit plan or program of the Company existing from time to time on the same terms and conditions as is available to all other executives, for a period of 12 months following the date of termination.

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Condition to Severance. In the event Mr. Buttacavoli breaches any of the covenants contained in his employment agreement, then (A) the Company will have no further obligation to make termination payments to Mr. Buttacavoli or to continue to provide the termination benefits described above, and (B) any unexercised option shall be forfeited and be cancelled.

Upon termination of Mr. Buttacavoli’s employment by his resignation without “Good Reason,” as defined in the employment agreement, or by the Company for “Cause,” as defined in the employment agreement, Mr. Buttacavoli would not be eligible to receive any further compensation under his employment agreement other than what would be due through the effective date of Mr. Buttacavoli’s resignation or termination.

Under the terms of the employment agreement, Mr. Buttacavoli is subject to certain restrictive covenants, including confidentiality, non-solicitation and non-competition covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 11, 2009	PARLUX FRAGRANCES, INC.

/s/ RAYMOND J. BALSYS
Raymond J. Balsys,
Vice President and Chief Financial Officer
(Principal Financial and Principal Accounting Officer)